Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

			Votes for	Votes withheld
Liaquat Ahamed	 	125,690,455 	 7,521,513
Ravi Akhoury	 	125,618,002 	 7,598,703
Barbara M. Baumann	126,230,738 	 6,985,968
Jameson A. Baxter	126,167,691 	 7,049,014
Charles B. Curtis	126,139,832 	 7,076,873
Robert J. Darretta	126,182,919 	 7,033,786
Katinka Domotorffy	126,042,712 	 7,173,993
John A. Hill		126,200,708 	 7,015,997
Paul L. Joskow	 	126,174,930 	 7,037,037
Kenneth R. Leibler	126,085,537 	 7,131,168
Robert E. Patterson	126,160,447 	 7,056,258
George Putnam, III	126,215,413 	 7,001,292
Robert L. Reynolds	126,257,143 	 6,959,562
W. Thomas Stephens 	126,124,349 	 7,087,619

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
105,052,912 	 2,812,683 	 9,054,143 	 16,296,967


A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
103,479,261 	 3,795,166 	 9,645,314 	 16,296,965


All tabulations are rounded to the nearest whole number.